Exhibit 10.26

[Translation from Dutch]

LEASE

uniQure biopharma B.V.

Meibergdreef 45, 57 & 61

(1105 BA) AMSTERDAM ZUIDOOST

Tenant’s initials	Landlord’s initials

1

LEASE FOR OFFICE SPACE

and other business premises subject to Section 7:230a of the Dutch Civil Code

Standard form drawn up by the Raad voor Onroerende Zaken (Dutch Real Estate Council) on 30 July 2003.

Reference to and use of this standard form are permitted only if the text filled in, added or altered is clearly recognisable as such. Variations and additions should preferably be inserted under the heading ‘Special Provisions’.

The Raad voor Onroerende Zaken accepts no liability for any adverse consequences of the use of this standard form.

THE UNDERSIGNED:

Academisch Medisch Centrum (AMC), having its registered office at Meibergdreef 9, (1105 AZ) Amsterdam Zuidoost, the Netherlands (PO Box 22660, 1100 DD Amsterdam Zuidoost), legally represented for these purposes by Prof M.M. Levi, Chairman of the Board, and Mr E. Spek,

referred to below as the “Landlord”;

AND

uniQure biopharma B.V., a private limited liability company, having its registered office at Meibergdreef 57 and 61, Amsterdam Zuidoost, legally represented for these purposes by Mr P.J. Morgan, registered in the Trade Register under number 34275365, VAT number 818074577B01, referred to below as the “Tenant”;

WHEREAS:

•                  a lease has been concluded between Beheersmaatschappij Dienstverlening en Deelneming AZUA B.V. and Amsterdam Molecular Therapeutics (AMT) BV (“AMT”), commencing on 1 October 2005, for part of the R Zuid building located at Meibergdreef 61 in Amsterdam Zuidoost;

•                  a lease has been concluded between the AMC and Amsterdam Vector Productions B.V. (AVP) R Noord, commencing on 1 October 2005, for part of the R Noord building located at Meibergdreef 45 in Amsterdam Zuidoost;

•                  a lease has been concluded between the AMC and Amsterdam Vector Productions B.V. (AVP) R Zuid, commencing on 1 October 2005, for part of the R Zuid building located at Meibergdreef 61 in Amsterdam Zuidoost;

•                  a lease has been concluded between the AMC and Oncomethylome Sciences B.V. (OMS) R Zuid, commencing on 1 October 2006, for part of the R Zuid building located at Meibergdreef 59 in Amsterdam Zuidoost;

•                  a lease has been concluded between Beheersmaatschappij Dienstverlening en Deelneming AZUA B.V. (BDDA) and Amsterdam Molecular Therapeutics (AMT) B.V., commencing on 1 July 2006, for part of the R Zuid building located at Meibergdreef 57 in Amsterdam Zuidoost;

•                  AMT’s assets and liabilities have been taken over by uniQure biopharma B.V.;

•                  the parties have agreed to draw up a new lease, with 1 April 2012 as the date of commencement, whereby the aforesaid leases will lapse;

HEREBY AGREE AS FOLLOWS:

Leased Property; designated use

1.1                              The Landlord hereby lets to the Tenant and the Tenant hereby leases from the Landlord the following business spaces, referred to below as the “Leased Property”, with a net surface area of approximately 1,919 m², including the share in the communal areas of building R Zuid, floors 0

2

to 3, and R Noord, floor 01, at Meibergdreef 57, Meibergdreef 45 and Meibergdreef 61, (1105 BA) Amsterdam Zuidoost, further identified in the list of the leased spaces enclosed with this Lease as Schedule I.

1.2                              The Leased Property will be used by or on behalf of the Tenant exclusively as office, meeting and laboratory space, and as ancillary space that may be used for the aforesaid purposes.

1.3                              Without the Landlord’s prior written consent, the Tenant is not permitted to put the Leased Property to any use other than that described in Article 1.2 of this Lease.

1.4                              The maximum permissible load on the floors of the Leased Property is 400 KN/m2.

General Provisions

2.1                              This Lease is governed by the ALGEMENE BEPALINGEN HUUROVEREENKOMST KANTOORRUIMTE en andere bedrijfsruimte in de zin van artikel 7:230A BW (General Provisions for the Lease of Office Space and other business premises subject to Section 7:230A of the Dutch Civil Code), filed with the Registrar of the Court of The Hague, the Netherlands, on 11 July 2003 and registered there under number 72/2003, referred to below as the “General Provisions”. The parties are familiar with the content of those General Provisions. The Landlord and the Tenant have received a copy of those General Provisions.

2.2                              The General Provisions referred to in Article 2.1 are applicable except insofar as otherwise expressly provided in this Lease or insofar as they cannot be applied to the Leased Property.

Term, extension and termination

3.1                              This Lease has been concluded for a period of four years and three months, commencing on 1 July 2012 and ending by operation of law on 30 September 2016.

3.2                              This Lease cannot be terminated prematurely. At the end of the period referred to in Article 3.1 this Lease will not be continued.

3.3                              This Lease may be terminated by giving notice effective from the end of a lease term as referred to in Article 3.1, with due observance of a notice period of 12 months.

3.4                              Notice of termination must be given by bailiff’s writ or by registered letter.

3.5                              The Tenant is required to reimburse to the Landlord all loss, costs and interest resulting from the termination of this Lease otherwise than in the manner referred to in Article 3.1. That loss in any event includes the rent, the fee for additional supplies and services, including the heating costs, and the other amounts due.

Rent, VAT, rent adjustment, payment obligation and payment term

4.1                              Meibergdreef 45 (unit R Noord) floor 01:

•                  the initial rent of the leased GMP facility, the clean room space, is:
€208.40 per m2 per year, in words: two hundred and eight euros and forty cents;
in words: two hundred and three euros and seventy-one cents.

Meibergdreef 57 (unit R Zuid) floor 0:

•                  the initial rent of the leased office space at Meibergdreef 57 is:
€239.71 per m2 per year, in words: two hundred and thirty-nine euros and seventy-one cents;

•                  the surcharge on the rent of the office space for the investment is:
€22.98 per m2, in words: twenty-two euros and ninety-eight cents

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Meibergdreef 61 (unit R Zuid) floor 1:

•                  the initial rent of the leased office and laboratory space is:
€187.24 per m2 per year, in words: one hundred and eighty-three euros and six cents;

•                  the surcharge on the rent of the office and laboratory space for the investment is:
€49.82 per m2 per year, in words: forty-nine euros and eighty-two cents

Meibergdreef 61 (unit R Zuid) floor 2:

•                  the initial rent of the leased office and laboratory space is:
€187.24 per m2 per year, in words: one hundred and eighty-three euros and six cents;

•                  the surcharge on the rent of the office and laboratory space for the investment is:
€49.82 per m2 per year, in words: forty-nine euros and eighty-two cents;

•                  the initial rent of the leased GMP facility is:
€662.44 per m2 per year, in words: six hundred and sixty-two euros and forty-four cents;

•                  the surcharge on the rent of the GMP facility for the investment is:
€49.82 per m2 per year, in words: forty-nine euros and eighty-two cents

4.2                              The parties agree that the Landlord will charge VAT on the rent. If the Tenant no longer owes VAT on the rent to the Landlord or its legal successor(s), the Tenant owes the Landlord a separate fee in addition to the rent to compensate for the loss that the Landlord or its legal successor(s) incur(s) or will incur because the VAT on the Landlord’s investments and operating costs are not or no longer deductible. The provisions of paragraphs 19.1 to 19.9 of the General Provisions do not apply in that case.

4.3                              If the parties have agreed on lease subject to VAT, the Tenant and the Landlord make use of the possibility under Communication 45, Decision of 24 March 1999, no. VB 99/571, to refrain from filing a joint request opting for lease subject to VAT. By signing this Lease the Tenant declares, also for the benefit of the Landlord’s legal successor(s), that it permanently uses the Leased Property, or will have it permanently used, for purposes to which a full or virtually full entitlement to deduction of VAT applies under Section 15 of the 1968 Turnover Tax Act.

4.4                              The Tenant’s financial year runs from 1 January to 31 December.

4.5                               The rent is adjusted each year as from 1 July, for the first time as from 1 July 2013, in accordance with paragraphs 9.1 to 9.4 of the General Provisions.

4.6                              The fee payable by the Tenant for additional supplies and services to be provided by or on behalf of the Landlord is determined in accordance with Article 16 of the General Provisions. That fee is subject to a system of payments in advance and settlement in arrears, in the manner indicated there.

4.7.1                     The Tenant is required to make the following payments:

•                  the rent;

•                  the surcharge on the rent

•                  the surcharge for the investment (GMP facility);

•                  the VAT due on the rent, if the parties have agreed on lease subject to VAT;

•                  the advance on the fee for the additional supplies and services to be provided by or on behalf of the Landlord, together with the VAT payable on that fee (energy costs will be invoiced separately);

These payments are due 30 days after invoicing.

4.7.2                     The Tenant will no longer owe VAT on the rent if the Leased Property may no longer be let subject to VAT, while the parties had so agreed. In that case the fee referred to in Article 4.2 is set in advance at a percentage yet to be agreed on of the current rent.

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4.8                               For each term of payment of three calendar months, at the start of this Lease the following amounts are payable for:(1)

Meibergdreef 45, building R Noord, floor 01, with a net surface area of 162.9 m2:

• the rent:	€8,487.09
• the VAT due on the rent:	€1,612.55
• total:	€10,099.64

in words: ten thousand ninety-nine euros and sixty-four cents

Meibergdreef 57, building R Zuid, floor 0:

• the rent:	€29,500.94
• the surcharge on the rent:	€2,832.86
• the VAT due on the rent:	€6,143.42
• the advance on the fee for additional supplies and services to be provided by or on the half of the landlord, including energy costs, with the VAT due on that amount:	€14,225.66
• total:	€55,702.88

in words: fifty-five thousand seven hundred and two euros and eighty-eight cents

Meibergdreef 61, building R Zuid, floors 1 and 2, with a net surface area of 1263.3 m2:

• the rent (office, laboratory space and GMP facility):	€59,132.26
• the surcharge on the rent for the office and laboratory space for the investment:	€13,738.36
• surcharge on the rent for the GMP facility:	€26,530.72
• VAT due:	€18,886.26
• the advance on the fee for additional supplies and services to be provided by or on the half of the landlord, including energy costs, with the VAT due on that amount:	€24,265.03
• total:	€142,552.63

in words: one hundred and forty-two thousand five hundred and fifty-two euros and sixty-three cents

These payments are due 30 days after invoicing.

4.9                              The periodical payments that the Tenant must make to the Landlord under this Lease as recorded in paragraph 4.8 are payable in advance as one lump sum, in euros, and must have been made in full before or on the first day of the period to which the payments relate.

4.10                       Unless otherwise stated, all the amounts in this Lease and in the General Provisions that form part of this Lease are exclusive of VAT.

Supplies and services

5.                                     The parties agree on the following additional supplies and services to be provided by or on behalf of the Lessor:

(a)         supplies of mains services, such as energy and water, at rates that are similar to those charged by power suppliers of the Landlord:

(b)         supplies of other services at rates that at least cost-effective.

This is a payment in advance with settlement in arrears.

(1)  Schedule II

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Bank guarantee

6.                                      The Landlord waives the bank guarantee referred to in Article 12.1 of the General Provisions.

Property Manager

7.1                              Until the Landlord announces otherwise, the Leased Property will be managed by the managing director of Directoraat Huisvesting or an officer designated by him or her.

7.2                              Unless otherwise agreed in writing, the Tenant must contact the Property Manager in respect of the details of and all other matters related to this Lease.

Special Provisions

8.1                               The rent also includes the cleaning of the lifts and staircases, window washing on the outside, removal of domestic waste, cleaning of outside wall panelling, preventive pest control and a share in the surveillance of the AMC grounds.

8.2                               The insurance costs related to the shell of the Leased Property are for the Landlord’s account and risk.

Tenant’s liability

8.3.1                     Without prejudice to the relevant provisions of the General Provisions, the Landlord is not liable for any loss, including consequential loss, as a result of or in connection with the occurrence of a defect, or the failure to repair a defect or to do so in a timely manner, and the possible consequences, unless the defect is due to intent or gross negligence on the part of the Landlord.

8.3.2                     The parties expressly agree that any restrictions and/or impediments in the use arising from or as a result of the zoning plan that applies to the Leased Property and/or conditions stipulated or to be stipulated by any other competent authority regarding the use of the Leased Property will not be regarded as a defect within the meaning of the law (Section 7:204 of the Dutch Civil Code). All related risks are entirely for the Tenant’s account and the Tenant indemnifies the Landlord in that regard.

8.3.3                     The Tenant is liable for all loss incurred by the AMC or by third parties as a result of the defect in its product or service as a result of which it does not offer the safety that can reasonably be expected of it. The Tenant indemnifies the AMC beforehand against any third-party claims for reimbursement of loss on the grounds of liability as referred to above, and will make a settlement with third parties or file a defence in court against claims as referred to above, at the AMC’s first request.

8.3.4                     The Tenant is not liable for loss resulting from actions or omissions of fellow tenants of the building of which the Leased Property forms a part.

Advertising

8.4                               The Tenant does not have the right to install any advertisements in, on an/or to the building in which the Leased Property is located without the Landlord’s prior written consent.

Delivery at the end of this Lease

8.5.1                     The Tenant accepts the spaces in the condition that they are in on their delivery on the date of commencement of this Lease and hereby declares that they are suitable for the purpose for which the Tenant will use them.

8.5.2                     At the end of this Lease the Tenant is required at the Landlord’s request to return the Leased Property to its original condition at its own expense. “Original condition” means the condition of the Leased Property on the date of commencement of this Lease, including the investments specifically made for the Tenant.

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8.5.3                     The Tenant and the Landlord may depart from the provisions of this Article at the end of the Lease in a separate agreement.

Behaviour of staff/visitors of the Tenant

8.6                               The Tenant is liable towards the AMC for the behaviour of visitors and employees who work in the Leased Property. Visitors and employees who work in the Leased Property who give rise to serious complaints will be barred from the building after the Landlord has stated the reasons in writing.

Safety measures

8.7                               The Tenant must comply with the applicable safety regulations and protocols of the AMC.

Environmental provisions

8.8                               The “AMC Environmental Clauses” form part of this Lease. The parties are familiar with the content of those provisions. The provisions that apply on the conclusion of this Lease are attached to this Lease as Schedule 5.

Parking

8.9                               No separate arrangement applies to parking.

Extension of spaces

8.10                        As from 1 January 2013 the Tenant will lease the entire “RZ0” floor with a net surface area of 981.9 m2 on the same conditions as those recorded in this Lease.

Indexing of the basic rent

8.1                               It applies to the calculation of the annual rent indexing that, contrary to Article 9.1 of the General Provisions, 2006 (2006 = 100) will be the basic year for the calculation of the annual rent indexing.

Additional supplies and services

8.12                        If the Tenant requires specific supplies and services regarding waste and residual substances, chemicals, airing, supply and discharge of water, collection pits and storage space, they will be recorded in the separate Services Agreement.

Inspections by the AMC

8.13                        The AMC’s management board, and on its behalf the employees in charge of and entrusted with the enforcement of statutory obligations imposed on the AMC, has/have the right to perform unannounced inspections to check whether the Tenant is complying with this Lease and is observing the applicable internal rules and the additional provisions, as well as unannounced inspections to check whether the Tenant is complying with statutory obligations imposed on the AMC that are relevant to the Tenant. The Tenant is required immediately to follow all instructions given by designated persons.

If statutory provisions and obligations that apply to the AMC change during the term of this Lease, the new statutory obligations also apply to the Tenant at the same time as that at which those obligations apply to the AMC. The same applies to instructions given by the competent authorities if those instructions also apply to third parties. The management board furthermore has the right to impose immediate sanctions on any breach or failure to comply with the provisions of this Lease. The sanctions must be proportional and the AMC’s general interest and the care for its patients in this regard outweigh the interest of the individual tenant, unless that would be unreasonably onerous on the individual tenant in the circumstances of the case.

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Transfer and access

8.14.1              Both parties have the right with the other party’s prior written consent to transfer all or some of its rights and/or obligations under this Lease to a company within the group (within the meaning of Section 2:24b of the Dutch Civil Code) to which it belongs.

8.14.2              In light of the nature of the operations under GMP, the Landlord, in principle, does not have access to the Leased Property without a person authorised by the Tenant being present. No later than one working day after a request to that effect from the AMC, the Tenant must ensure that that person is present at the location of the Leased Property in order to be present when the Landlord gains access to it.

Alterations/maintenance/repairs

8.16                        In deviation from Article 14 of the General Provisions, the Landlord will consult with the Tenant beforehand to perform alterations and/or maintenance and/or repairs of or to the Leased Property in order to perform the work in question in a manner that is least onerous on the Tenant.

Legionella and dangerous situations/circumstances

8.17                        In deviation from the relevant provisions of the General Provisions, compulsory and other inspections, maintenance and/or other measures to be taken at the instruction of the authorities and/or public utility companies that relate to the water system(s) present in the Leased Property and their use, in the broadest sense of the word, are payable by the Tenant, also if the Landlord is the party who is held accountable by the authorities for taking such measures. The measures referred to in the first sentence include periodical risk analyses and any resulting obligations within the meaning of Sections 17i et seq. of the Water Supply Decree. The Tenant’s share in the measures referred to here is also payable by the Tenant insofar as it relates to the communal areas of the complex of which the Leased Property forms a part. The Landlord is not liable for the consequences of contamination caused by Legionella and/or other bacteria present in the water mains system of the Leased Property. The Tenant must furthermore follow all instructions and guidelines given by the Tenant to avoid dangerous situations/circumstances.

Drawn up and signed in duplicate originals.

Place:		Place:	Amsterdam
Date:		Date:	7/2/13

/s/ Prof. M.M. Levi		/s/ E. Spek
Prof M.M. Levi		Mr E. Spek

Place:	Amsterdam
Date:	28 Feb 2013

/s/ Piers Morgan
Mr P. Morgan

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Schedules:

I.                Summary of the leased spaces

II.           Summary of rent, surcharge and supplies and services

III.      Drawing of the leased space

IV.       VAT declaration

V.            General Provisions

VI.       Environmental clause

Separate signature(s) of tenant(s) for receipt of its/their own copy/copies of the ALGEMENE BEPALINGEN HUUROVEREENKOMST KANTOORRUIMTE en andere bedrijfsruimte in de zin van artikel 7:230A BW (General Provisions for the Lease of Office Space and other business premises subject to Section 7:230A of the Dutch Civil Code) referred to in Article 2.1

Tenant’s signature:

/s/ Piers Morgan

Mr P. Morgan

9

Description	Location	Building	Floor
	Amsterdam	RZ	0

Space no.	Type of space	Use of space	Floor m2
400	HOR. TRAFFIC	HALL	43.26
401	VERT. TRAFFIC	LIFT SHAFT	4.85
402	VERT. TRAFFIC	STAIRCASE	6.08
403	HOR. TRAFFIC	CORRIDOR	41.24
404	HOR. TRAFFIC	CORRIDOR	21.67
404-1	SANITARY SPACE	TOILET	1.45
404-2	SANITARY SPACE	TOILET	1.45
404-3	SANITARY SPACE	TOILET	1.45
405	PLANT ROOM	PIPELINE SHAFT	11.43
406	HOR. TRAFFIC	CORRIDOR	11.35
406-1	SANITARY SPACE	TOILET	1.45
406-2	SANITARY SPACE	TOILET	1.45
406-3	SANITARY SPACE	TOILET	1.45
407	HOR. TRAFFIC	CORRIDOR	31.49
408	HOR. TRAFFIC	CORRIDOR	24.64
409	VERT. TRAFFIC	STAIRCASE	6.08
410	HOR. TRAFFIC	CORRIDOR	43.86
411	HOR. TRAFFIC	CORRIDOR	44.8
420	ADMIN. SPACE	OFFICE SPACE	31.82
424	ADMIN. SPACE	OFFICE SPACE	15.44
426	ADMIN. SPACE	OFFICE SPACE	15.57
428	ADMIN. SPACE	OFFICE SPACE	10.23
430	ADMIN. SPACE	OFFICE SPACE	10.23
432	ADMIN. SPACE	OFFICE SPACE	10.23
434	ADMIN. SPACE	OFFICE SPACE	10.23
436	ADMIN. SPACE	OFFICE SPACE	15.44
438	ADMIN. SPACE	OFFICE SPACE	15.57
440	ADMIN. SPACE	OFFICE SPACE	10.23
442	ADMIN. SPACE	OFFICE SPACE	20.91
444	ADMIN. SPACE	OFFICE SPACE	10.1
446	ADMIN. SPACE	OFFICE SPACE	32.71
454	ADMIN. SPACE	OFFICE SPACE	37.45
456	ADMIN. SPACE	OFFICE SPACE	15.58
457	INDUSTRIAL SPACE	PANTRY	11.48
458	ADMIN. SPACE	OFFICE SPACE	15.58
460	ADMIN. SPACE	OFFICE SPACE	36.75

462	ADMIN. SPACE	OFFICE SPACE	74.9
466	ADMIN. SPACE	OFFICE SPACE	15.59
468	ADMIN. SPACE	OFFICE SPACE	15.59
470	ADMIN. SPACE	OFFICE SPACE	15.59
472	ADMIN. SPACE	OFFICE SPACE	15.59
474	ADMIN. SPACE	OFFICE SPACE	15.59
476	ADMIN. SPACE	OFFICE SPACE	15.66
480	SANITARY SPACE	RINSING ROOM	3.71
482	INDUSTRIAL SPACE	KITCHEN	18.57
484			14.13
485	PLANT ROOM	PIPELINE SHAFT	1.45
486	ADMIN. SPACE	OFFICE SPACE	10.11
488	ADMIN. SPACE	OFFICE SPACE	10.09
490	ADMIN. SPACE	OFFICE SPACE	10.11
492	ADMIN. SPACE	OFFICE SPACE	10.11
494	ADMIN. SPACE	OFFICE SPACE	20.64
495			14.55
496	INDUSTRIAL SPACE	RESTAURANT	72.09
498			2.69
Total			981.76

Since 1 January 2013 the entire floor has been let to uniQure Biopharma

Schedule I

Location	Building	Floor
Amsterdam	RN	01

Space no.	Use of space	Floor m2
090	PRODUCTION VAPORS	6.5
100	CORRIDOR	43.5
100-1	AIRLOCK	7.3
101	LIFT SHAFT	4.8
102	STAIRCASE	6.2
103	CORRIDOR	40.3
104	CORRIDOR	3.7
105	STAIRCASE	3.5
106	CORRIDOR	42.8
107	CORRIDOR	10.2
108	STAIRCASE	10.7
109	CORRIDOR	14.0
109-1	CORRIDOR	24.7
110	CORRIDOR	5.9
111	CORRIDOR	6.9
112	CORRIDOR	7.4
114	CORRIDOR	5.5
115	CORRIDOR	5.5
116	CORRIDOR	27.9
116-1	LABORATORY ANIMALS	11.2
116-2	LABORATORY ANIMALS	7.9
116-3	LABORATORY ANIMALS	10.3
116-4	LABORATORY ANIMALS	11.7
120		15.8
124		10.3
126		15.5
128		15.6
130		14.9
132		10.2
134		10.1
136		5.0
138		5.0
140		21.9
142	OFFICE SPACE	31.6
146	OFFICE SPACE	15.6
148		31.4

152	OFFICE SPACE	15.3
154	HALL	15.8
155	M SPACE	20.5
156	M SPACE	8.6
156-1	M SPACE	4.2
156-2	M SPACE	2.6
156-3	M SPACE	4.1
156-4	M SPACE	0.8
156-5	M SPACE	0.8
156-6	M SPACE	1.7
158	M SPACE	43.8
160	LABORATORY	48.8
162	LABORATORY	24.0
164		2.8
166		3.7
168		10.7
169		3.2
170	SHOWER SPACE	4.8
171	ENTRANCE AREA	1.9
171-1	TOILET	1.8
172	ENTRANCE AREA	1.9
172-1	TOILET	1.8
173		6.6
173-2	LABORATORY ANIMALS	5.0
173-3	LABORATORY ANIMALS	5.1
173-4	LABORATORY ANIMALS	14.6
174	PIPELINE SHAFT	0.9
175		3.9
176	TOILET	1.5
177	TOILET	1.5
178	CLEANING CUPBOARD	1.5
179		19.3
180	COOLING/FREEZING SPACE	6.6
180-1	COOLING/FREEZING SPACE	5.7
181		4.0
181-1		6.0
182A	COOLING/FREEZING SPACE	5.0
182B	COOLING/FREEZING SPACE	5.0
183		11.4

184		12.8
185	LABORATORY ANIMALS	9.1
186	LABORATORY ANIMALS	4.6
187	LABORATORY ANIMALS	4.8
188	LABORATORY ANIMALS	4.8
189	LABORATORY ANIMALS	4.6
190	STORAGE	12.0
191	LABORATORY ANIMALS	5.8
192	LABORATORY ANIMALS	5.8
193	LABORATORY ANIMALS	12.5
194	LABORATORY ANIMALS	4.8
195	LABORATORY ANIMALS	4.9
196	LABORATORY ANIMALS	9.8
197	LABORATORY ANIMALS	12.6
197-1	LABORATORY ANIMALS	12.4
300	MEASURING AND CONTROL	10.0
CMG-001	CORRIDOR	13.0
NOR-1		6.8
Total		1004.6

uniQure Biohpharma (AMT)	165.3
General space

Schedule I

Location	Building	Floor
Amsterdam	RZ	1

Space no.	Use of space	Floor m2
400	HALL	43.3
401	LIFT SHAFT	4.9
402	STAIRCASE	6.1
403	CORRIDOR	16.3
403-1	CORRIDOR	27.1
404	CORRIDOR	11.5
405	PIPELINE SHAFT	11.4
407	CORRIDOR	7.5
407-1	CORRIDOR	21.7
407-2	CORRIDOR	3.3
408	CORRIDOR	28.8
409	STAIRCASE	6.1
410	CORRIDOR	21.0
410-1	CORRIDOR	20.3
411	CORRIDOR	7.8
411-1	CORRIDOR	34.4
411-2	CORRIDOR	5.5
422	OFFICE SPACE	31.8
424	OFFICE SPACE	15.4
426	OFFICE SPACE	15.6
428	OFFICE SPACE	15.6
430	OFFICE SPACE	15.6
432	OFFICE SPACE	15.6
436	OFFICE SPACE	15.4
438	OFFICE SPACE	15.6
440	OFFICE SPACE	15.6
442	OFFICE SPACE	15.4
444	OFFICE SPACE	15.6
446	OFFICE SPACE	14.0
456	LABORATORY	49.0
457	LABORATORY	3.5
458	LABORATORY	45.8
460	LABORATORY	24.0
462	LABORATORY	24.0
464	LABORATORY	48.8
466	LABORATORY	24.0
468	LABORATORY	24.0

470	LABORATORY	24.0
472	LABORATORY	48.8
476	LABORATORY	24.4
480	RINSING SPACE	3.7
485	PIPELINE SHAFT	1.5
486		2.9
488		6.1
490		8.8
494		15.2
495		10.1
496		10.1
497		11.4
498		7.0
500	ENTRANCE AREA	2.5
500-1	TOILET	1.3
501	ENTRANCE AREA	5.2
501-1	TOILET	1.3
501-2	TOILET	1.3
502		15.4
504		15.4
506		15.4
508		18.6
510		2.7
Total		973.9

	uniQure Biohpharma (AMT)	287.7

	AIMM

	General spaces

Schedule I

Location	Building	Floor
Amsterdam	RZ	2

Space no.	Use of space	Floor m2
400	CORRIDOR	44.2
401	LIFT SHAFT	4.8
402	STAIRCASE	6.1
403	CORRIDOR	45.3
404	CORRIDOR	11.9
405	T	11.0
406	AIRLOCK	6.9
407	CORRIDOR	28.9
408	CORRIDOR	28.4
409	STAIRCASE	6.0
410	CORRIDOR	41.3
411	CORRIDOR	10.7
412	CORRIDOR	17.4
412-1	CORRIDOR	3.2
412-2	CORRIDOR	8.8
412-3	CORRIDOR	6.4
422	OFFICE SPACE	31.5
424	OFFICE SPACE	15.4
426	OFFICE SPACE	15.6
428	OFFICE SPACE	15.6
430	OFFICE SPACE	15.6
436	OFFICE SPACE	31.5
441	OFFICE SPACE	15.6
442	OFFICE SPACE	15.6
443	OFFICE SPACE	15.4
444	OFFICE SPACE	15.6
446	OFFICE SPACE	14.0
456	LABORATORY	86.1
456-1	LABORATORY	18.5
456-2	LABORATORY	18.5
460	LABORATORY	17.2
460-1	AIRLOCK	6.5
462	LABORATORY	48.8
464	LABORATORY	24.0
466	LABORATORY	5.4
468	CORRIDOR	8.3
468-1	CORRIDOR	12.8

468-2	CORRIDOR	6.3
470	LABORATORY	17.9
472	LABORATORY	17.9
474	LABORATORY	17.9
476	CORRIDOR	36.8
480	RINSING ROOM	5.2
482	CLIMATE CONTROL	3.7
483	LABORATORY	15.1
484	LABORATORY	13.9
485	T	1.5
486	COMPUTER SPACE	6.0
488	LABORATORY	6.4
490	COOLING/FREEZING SPACE	19.3
492	LABORATORY	10.4
494	LABORATORY	10.1
496	LABORATORY	11.4
498	LABORATORY	6.5
499	LABORATORY	6.0
500	ENTRANCE AREA	2.5
500-1	TOILET	1.3
501	ENTRANCE AREA	5.2
501-1	TOILET	1.3
501-2	TOILET	1.3
509	STAIRCASE	6.4
510	LIFT SHAFT	2.7
CMG-001	LABORATORY	7.5
CMG-002	PRODUCTION VAPORS	1.1
Total		969.5

Uniqure Biohpharma		969.5

Cleanroom GMP Facility (rent and surcharge)
Office space (rent and surcharge)
Lab space

Schedule II: Overview of the rent, surcharge, supplies and services

Meibergdreef 57 (unit R Zuid) floor 0

			3rd and 4th quarters 2012			2nd quarter 2012
square metres	493.1			m2	310.1
price per m2	€239.31	*)	€29,500.94		239.31	18,552.51
surcharge	€22.98		€2,832.86		22.98	1,781.52
			€32,333.80			20,334.03
VAT			€6,143.42			€3,863.47
			€38,477.22			€24,197.50

service charges					4th quarter of 2012
water board tax		€24.86			€24.86
water purification		€344.64			€344.64
sewerage connection charge		€18.55			€18.55
maintenance	VAT 19%	€1589.05	**)		€1589.05
management costs	VAT 19%	€335.31			€335.31
		€2,312.41		VAT	€2,312.41
VAT		€365.63		21%	€404.12
		€2,678.04			€2,716.53

energy costs			4th quarter 2012
quarterly instalment	9,719.12		9,719.12
VAT 6%	8.36	VAT	8.36
VAT 19%	1,820.14	21%	2,041.02
	€11,547.62		€11,768.50

*) indexed as from 1 July 2012

**) VAT

The entire floor has been let since 1 January 2013 (total of 983 m2)

Schedule II. Overview of rent, surcharge, supplies and services

Description of the leased property	m2	price per m2		annual amount	per quarter 2012		as at 1 October 2012
Meibergdreef 45 (unit R Noord floor 01)	162.9	€208.40	(a)
Rent of office and laboratory space				€33,948.36	€8487.09	€212.78	€8,665.47
VAT 19%				€6,450.19	€1,612.55		€1,819.75
				€39,588.94	€10,099.64		€10,485.21

Meibergdreef 61 (unit R Zuid) floors 1+2
Rent of office, lab space and GMP facility	1,263.2	€187.24	(b)	€236,529.06	€59,132.26	€191.17	€60,373.40
Surcharge for office and lab space	1,103.0	€49.82		€54,953.45	€13,738.36	€49.82	€13,738.36
Surcharge for GMP facility	160.2	€662.44		€106,122.89	€26,530.72	€662.44	€26,530.72
				€397,605.40	€99,401.35		€100,642.48
VAT 19%				€75,545.03	€18,886.26		€21,134.92
				€473,150.42	€118,287.61		€121,777.40

Meibergdreef 45 and 61: service charges	Per quarter
water board tax	€54.30		€55.30
water purification	€817.81		€817.81
sewerage connection fee	€36.98		€36.98
maintenance	€4,063.85		€4,063.85
management costs	€607.65		€607.65
	€5,580.59		€5,580.59
VAT 19%	€887.59	(c)	€981,02
	€6,352.72		€6,561.61

Meibergdreef 45 and 61: energy costs
quarterly instalment	€15,071.97		€15,071.97
VAT 6%	€10.77		€10.77
VAT 19%	€2,829.57	(d)	€3,165.11
	€17,912.31		€18,247.85

(a)         as from 1 October 2012 indexing €212.78

(b)         as from 1 October 2012 indexing €191.17

(c)          as from 1 October 2012 21% VAT

(d)         as from 1 October 2012 21% VAT

--- [20/30/60] minutes resistance to fire transfer and fire spread

All moving structural parts in the fire-resistant or smoke-resistant partitions must be self-closing or must be on a door magnet with smoke detection

All movable structural parts must have the same fire-resistant properties as the fire-resistant partition in which they are located.

--- [20/30/60] minutes resistance to fire transfer and fire spread

All moving structural parts in the fire-resistant or smoke-resistant partitions must be self-closing or must be on a door magnet with smoke detection

All movable structural parts must have the same fire-resistant properties as the fire-resistant partition in which they are located.

--- [20/30/60] minutes resistance to fire transfer and fire spread

All moving structural parts in the fire-resistant or smoke-resistant partitions must be self-closing or must be on a door magnet with smoke detection

All movable structural parts must have the same fire-resistant properties as the fire-resistant partition in which they are located.

--- [20/30/60] minutes resistance to fire transfer and fire spread

All moving structural parts in the fire-resistant or smoke-resistant partitions must be self-closing or must be on a door magnet with smoke detection

All movable structural parts must have the same fire-resistant properties as the fire-resistant partition in which they are located.

[Translation from Dutch]

Schedule IV

STATEMENT REGARDING LEASE SUBJECT TO VAT

The undersigned:	uniQure Biopharma B.V.
Tenant’s name:	Meibergdreef 61
Tenant’s place of residence/registered office:	1105 BA AMSTERDAM ZUIDOOST
Postcode and town:	(to be filled in by the Tenant)
Turnover tax number:
Date of commencement of financial year:	1 January

referred to below as the “Tenant”;

hereby declares that it has leased from the Landlord, being:

Landlord’s name:	Academisch Medisch Centrum (AMC)
Landlord’s address:	Meibergdreef 9
Postcode and town:	1105 AZ AMSTERDAM ZUIDOOST

referred to below as the “Landlord”;

The following real property/business space:

Address of the leased property:	Meibergdreef 57 and 61
Postcode and town:	1105 BA AMSTERDAM ZUIDOOST
Land Registry characteristics:	Municipality of Weesperkarspel, section M, number 662
Date of commencement of the lease:	1 January 2012

referred to below as the “Leased Property”.

The Tenant hereby furthermore declares, also for the benefit of the Landlord’s legal successor(s):

•                  that it will use the leased property or cause it to be used for purposes to which a full or virtually full entitlement to deduction of VAT applies under Section 15 of the 1968 Turnover Tax Act, namely for:

•                  90% or more, namely 100%;

•                  that the date of commencement of the Tenant’s financial year is the date stated above.

Signed in	Amsterdam
on	18 March 2013

/s/ Piers Morgan
(Tenant’s signature)

Tenant’s initials	Landlord’s initials

1

[Translation from Dutch]

GENERAL PROVISIONS FOR LEASE OF OFFICE SPACE

and other business premises within the meaning of Section 7:290 of the Dutch Civil Code

Model adopted by the Raad voor Onroerende Zaken (Dutch Real Estate Council) in July 2003, filed with the Registrar of the Court of The Hague on 11 July 2003 and registered there under number 73/2008. The Raad voor Onroerende Zaken accepts no liability for any adverse consequences of the use of this standard form.

Scope of the leased property

1. The leased property includes the systems and facilities present in the leased property, insofar as they have not been excluded in the delivery report initialled by the parties, to be enclosed with the lease as a schedule.

Condition of the leased property

2. At the start of the lease, the leased property will be delivered to and accepted by the Tenant in the condition that it is in at that time. That condition will be recorded by or on behalf of the Tenant and the Landlord in a delivery report to be attached to the lease as a schedule and to be initialled by the parties, which report forms part of the lease. If no delivery report has been drawn up at the start of the lease, the leased property is deemed to have been delivered and accepted in the condition that the Tenant may expect of well-maintained property of the type to which the lease relates.

Defect

3. It is assumed that there is a defect in the leased property if, taking into account its condition or any characteristic or other circumstance not attributable to the Tenant, the Tenant cannot enjoy the use of the leased property at the commencement of the Lease which it might expect to enjoy.

Inspection in connection with suitability

4. The Tenant must perform a thorough inspection of the leased property before the commencement of the Lease in order to confirm that the leased property is suitable or can be rendered suitable by the Tenant for the purposes intended. The Landlord has not investigated the suitability of the leased property and is only bound to draw the Tenant’s attention to defects known to the Landlord which the Landlord knows would negatively affect its suitability. The Landlord is not liable for the consequences of defects of which it was not and ought not to have been aware.

Expertise

5. If the Tenant or the Landlord is not sufficiently expert, it must have an expert present or must be represented by an expert when the delivery report is drawn up and at the inspection referred to in Article 4.

Use

6.1 The Tenant must use the leased property during the whole term of the Lease actively, properly and personally, exclusively for the purpose indicated in the Lease. The Tenant must pay due attention in doing so to existing restricted rights and any requirements imposed or to be imposed (including requirements relating to the Tenant’s business, the use of the leased property and all items present in the leased property) by the government or public utility companies. The Tenant must furnish and stock the leased property adequately. The Tenant must keep the leased property fully furnished and stocked. The term “public utility companies” as used in this lease also includes similar organisations whose business it is to supply, deliver and meter the use of energy, water, etc.

6.2 The Tenant must comply with statutory provisions and local ordinances as well as normal commercial practice in relation to leases, government, public utility company and insurance company provisions. The Tenant may only employ businesses in connection with the performance of work relating to security, fire prevention and lift engineering if the Landlord has approved those businesses in advance and if the businesses are recognised by the National Prevention Centre (NCP) or the Netherlands Institute of Lift Engineers. The Tenant may not have that type of work carried out itself if that type of work is included in the scope of supplies and services to be provided by or on behalf of the Landlord. The Tenant must at all times observe the conditions of use issued by those businesses. Likewise, the Tenant must take account of all oral or written instructions issued by or on behalf of the Landlord in the interests of proper use of the leased property and of internal and external accommodation, systems and services pertaining to the building or complex of which the leased property forms a part. This also includes instructions relating to maintenance, inspection, noise levels, tidiness, fire prevention, parking regime and the proper functioning of the systems and the building or complex of which the leased property forms a part.

6.3 The Tenant may not cause any hindrance or inconvenience by its use of the building or complex of which the leased property forms a part. The Tenant must also ensure that any third parties present with its permission do not cause any nuisance.

6.4 The Tenant is entitled and obligated to use the communal provisions and services made or to be made available in the interests of the proper operation of the building or complex of which the leased property forms a part.

6.5 The Landlord has the right to use the roofs, external walls, spaces not accessible by the public or by the Tenant, the immoveable appurtenances within and outside the building or complex and also the gardens and ground pertaining to the building or complex, for itself, Tenants and third parties, for the purpose of installing or erecting illuminated or other advertising, signs, antenna systems and for other purposes. If the Landlord wishes to exercise this right, it must notify the Tenant accordingly in advance and take the Tenant’s interests into consideration when exercising this right.

6.6 The Landlord may refuse the Tenant access to the leased property if the Tenant has not or not yet complied with its obligations under the Lease when it wishes to start using the leased property. This will not affect the date of commencement under the Lease or the Tenant’s obligations under the Lease.

Government and other conditions and permissions

6.7.1 The Tenant itself is responsible for and must itself obtain any necessary dispensations and/or permissions, including permission for use in relation to the practising of the profession or business for which the leased property is or must be used. The costs involved are payable by the Tenant. The refusal or revocation of such consent will not be grounds for terminating the Lease nor for any other action against the Landlord.

6.7.2 The Tenant must carry out its own investigations at the start of the Lease as to whether the leased property is suitable for the Tenant’s intended use. If any alterations or other provisions have to be carried out in, on or to the leased property either at the start of the Lease or at a later time as a result of government conditions or conditions imposed by other competent authorities in order to allow the leased property to be used for the Tenant’s intended purposes, such alterations or provisions will be carried out by the Tenant at its own expense, after the Landlord has given its prior approval.

6.7.3 If any alterations or other provisions are required in, on or to the leased property in connection with the business operations being carried out there or in connection with the designated use given or to be given to it, the Tenant is responsible, without prejudice to the terms of Articles 6.8.1 to 6.8.3 inclusive and 6.11.1 to 6.11.7, for ensuring that such work is carried out in accordance with the requirements imposed or to be imposed by the government or other competent authorities. The Tenant is responsible for continual compliance with the requirements of any consent obtained or to be obtained. The Landlord therefore does not grant any indemnity to the Tenant in respect of government or other orders, further investigation or the taking of further steps.

The environment

6.8.1 If an environmental investigation is undertaken at the start of the Lease in relation to the leased property, and a subsequent similar investigation either during or immediately after the end of the Lease discloses higher concentrations of one or more substances in, on or about the leased property than those present at the time of the earlier inspection, the Tenant must reimburse any loss arising from the pollution and is liable to the Landlord for costs incurred in removing the pollution or taking other steps. The Tenant indemnifies the Landlord against claims in this context of third parties, including government institutions.

6.8.2 The provisions in Article 6.8.1 do not apply if the Tenant proves that the pollution is not due to actions or omissions on its own part or by its staff or other individuals or articles under its supervision and is not related to circumstances for which the Tenant can be blamed.

6.8.3 The Landlord does not grant any indemnity to the Tenant in respect of government or other orders, further investigation or the taking of further steps.

Waste material/chemical waste

6.9 The Tenant must fully comply with any guidelines, conditions or instructions issued by government or other competent authorities in relation to the separate or other collection of waste materials. In the event of failure to comply or to fully comply with this obligation, the Tenant is liable for any resulting financial, criminal and other consequences.

Apartment rights

6.10.1 If the building or complex of which the leased property forms a part has been or is divided into apartment rights, the Tenant must observe the conditions relating to its use imposed by the deed of division and regulations. The same applies if the building or complex is or becomes part of a cooperative.

6.10.2 The Landlord will not, insofar as possible, cooperate in the imposition of any conditions which conflict with the Lease.

6.10.3 The Landlord will ensure that the Tenant receives a copy of the conditions relating to use referred to in Article 6.10.1.

Prohibitions and procedural conditions

6.11.1 The Tenant is not permitted to:

a.              have any environmentally hazardous materials in, on or in the immediate vicinity of the leased property, including noxious, flammable or explosive materials, unless they form part of the customary professional or business operations;

b.              load the floors of the leased property or the building or complex of which the leased property forms a part in excess of the technically permitted limit or the limit prescribed in the Lease;

c.               use the leased property in a way that gives rise to soil or other pollution, damage to the leased property or spoiling of the appearance of the leased property, including the use of transportation equipment which might damage walls or floors;

d.              introduce alterations or facilities in, on or about the leased property in contravention of government or authority conditions or the conditions under which the owner of the leased property acquired that ownership or other restricted rights, or that might be a nuisance to other tenants or neighbours or that might hinder their usage rights.

6.11.2.1 The Tenant must at all times keep the Landlord informed in writing about any alterations or additions which the Tenant wishes to carry out or obtain in, on or about the leased property, such as name signs, advertisements, signs, announcements, publications, structures, joinery-work, displays, packaging, goods, vending machines, lighting, sun awnings, roller shutters, aerials and associated equipment, flagpoles, blanking out of windows etc.

6.11.2.2 Alterations and additions are deemed to include the making of holes in the facades, floors and walls.

6.11.2.3 The Tenant requires the Landlord’s prior written consent for the complete or partial alteration of the furnishings or fittings within the leased property, unless the alterations or additions are of a sort that can be dismantled and removed at nominal cost at the end of the Lease.

6.11.2.4 Unless the parties agree otherwise in writing, the Landlord does not grant any consent for alterations and additions which the Tenant wishes to introduce if they cannot be removed at the end of the Lease without damaging the leased property and at nominal cost, if these alterations and additions are not necessary for the proposed use of the leased property, or if the enjoyment of the tenancy would not be improved.

6.11.2.5 The Landlord is entitled to impose conditions in relation to any alterations or additions desired by the Tenant, such as in relation to the performance and positioning of the work, the proportions and the materials to be used. The Tenant must comply with any conditions imposed by the relevant competent authorities in relation to its alterations or additions.

6.11.2.6 Alterations and additions introduced by the Tenant will not form part of the leased property, regardless of whether or not the work is performed with the Landlord’s approval.

6.11.2.7 Except insofar as otherwise agreed in writing between the parties, alterations and additions introduced by or on behalf of the Tenant must be dismantled and removed before the end of the Lease.

6.11.2.8 The Tenant waives its rights and claims for unjustified enrichment in connection with alterations and additions introduced by or on behalf of the Tenant that are not dismantled at the end of the Lease, unless the parties agree otherwise in writing.

6.11.2.9 Without the Landlord’s prior written consent, the Tenant is forbidden from entering or allowing entry to the service and system rooms, the flat roof sections, roofs, drains, and those parts of the leased property or the building or complex of which the leased property forms a part which are not intended for general use, and from parking commercial vehicles otherwise than in designated parking places.

6.11.3 The Tenant must act in accordance with the conditions imposed by government and other authorised bodies, and also oral and written instructions from the Landlord, in relation to the times for loading and unloading and the manner in which this should be done.

6.11.4 The Landlord will have no liability whatsoever for the alterations or additions, etc. referred to in Articles 6.11.2.1 and 6.11.2.2.

6.11.5 The Tenant must keep all fire-fighting equipment, fire escapes and emergency doorways clear at all times.

6.11.6 If the leased property is equipped with a lift, travelator, escalator or automatic door system or if the leased property can be accessed by means of one or more of these facilities, or similar ones, use of those facilities is entirely at the user’s own risk. All conditions issued or to be issued by the Landlord, the relevant installers or the government must be strictly adhered to. The Landlord is entitled to switch such facilities off - for as long as necessary - without the Tenant having any rights to compensation or reduction of rental.

6.11.7 If articles introduced by the Tenant (including advertising or other sign-work) have to be removed temporarily in connection with maintenance or repair work to the leased property or the building or complex of which the leased property forms a part, all the costs of such removal, any storage costs and the reinstatement costs are the Tenant’s financial and risk responsibility, regardless of whether or not the Landlord gave permission for those articles to be introduced.

Requests/permissions

6.12.1 If, after this Lease is signed, the Landlord or the Tenant requests a deviation from and/or supplement to any provision of this Lease, the Landlord or the Tenant must apply for such deviation and/or supplement in writing.

6.12.2 If and to the extent that any provision of this Lease requires the permission of the Landlord or the Tenant, such permission is only deemed to have been granted if it is granted in writing.

6.12.3 Any permission given by the Landlord or the Tenant is given on a one-time-only basis and does not apply to other or later instances. The Landlord and the Tenant are entitled to make their permission subject to conditions.

Penalty provision

7. If, having duly received a notice of default from the Landlord, the Tenant continues to breach the conditions of the Lease and these General Provisions, and if no other penalty is specified, the Tenant owes the Landlord an immediately payable fine of €250 per day for every day on which the Tenant is in default. The foregoing is without prejudice to the Landlord’s right to full compensation insofar as the losses suffered exceed the penalty forfeited.

Subletting

8.1 The Tenant is not permitted, without the Landlord’s prior written consent, to let, sublet or grant rights of use of the leased property in whole or in part to third parties, to assign the tenancy rights in whole or in part to third parties or to incorporate them into any partnership or other legal entity.

8.2 If the Tenant contravenes the foregoing provisions, it owes the Landlord an immediately payable penalty for each calendar day on which the contravention continues, equal to twice the daily rent payable by the Tenant at the time, without prejudice to the Landlord’s right to demand performance of the Lease or to dissolve the Lease on the grounds of breach of contract, and to claim damages.

Review of rental

9.1 The rental review agreed in Article 4.5 of the Lease will take place on the basis of the alteration of the monthly price index of the Consumer Price Index (CPI), all households series (2000 = 100), published by the Central Bureau of Statistics (CBS). The amended rental is calculated on the basis of the following formula: the amended rental will be equivalent to the existing rental on the date of the review, multiplied by the index point in the fourth calendar month before the calendar month in which the rental is reviewed, divided by the index point of the sixteenth calendar month before the calendar month in which the rental is reviewed.

9.2 The rental will not be reviewed if the review would lead to a lower rental than the most recently valid figure. In such a case the most recently valid rental figure will continue to apply, unamended, until a subsequent indexation of the index point in the calendar month four months prior to the review is higher than the index point of the calendar month four months prior to the calendar month in which the most recent review took place. In such a case the rental review will use the index points of the calendar months referred to in the preceding sentence.

9.3 A newly indexed rental will be immediately payable even if the Tenant is not advised separately of the review.

9.4 An indexation method as closely comparable as possible will be used if the CBS ceases publication of its index points or alters their basis of calculation. In the event of a difference of opinion on this matter, either party may ask the Director of the CBS to pronounce a decision that will be binding on the parties. Half of any costs involved will be borne by each of the parties.

End of the Lease or use

10.1.1 Unless otherwise agreed in writing, the Tenant will deliver the leased property to the Landlord at the end of the Lease or at the end of its use in the condition described in the delivery report at the start of the Lease, except for any normal wear and tear and ageing.

10.1.2 If no delivery report was drawn up in relation to the leased property at the start of the Lease, the leased property will be delivered by the Tenant to the Landlord at the end of the Lease or the end of the Tenant’s use in the condition that may reasonably be expected of a well-maintained property of the type to which the Lease relates, without defects, unless otherwise agreed in writing, and except for normal wear and tear and ageing.

10.1.3 In the event of debate on the condition of the leased property at the start of the Lease, the Tenant is assumed to have received the leased property in good condition and without defects.

10.1.4 Furthermore, the leased property will be delivered to the Landlord completely vacated, free of use and rights of use, properly cleaned and with all keys, key cards, etc. The Tenant must remove all items it has introduced in, on or about the leased property or which were taken over by it from the foregoing tenant or occupier, all at the Tenant’s expense. The Landlord will not owe any fee for items not removed. Items not already removed may be removed at the Tenant’s expense. The provisions of Articles 6.11.2.6 and 6.11.2.7 apply.

10.2 If the Tenant ends its use of the leased property prematurely, the Landlord is entitled to gain access to and take possession of the leased property at the Tenant’s expense, with no rights to compensation accruing to the Tenant.

10.3 All items deemed to have been abandoned by the Tenant through leaving them in the leased property when it actually leaves the leased property may, at the Landlord’s discretion, be removed by the Landlord, at the Tenant’s expense, without any liability on the Landlord’s part. The Landlord will be entitled - unless the Landlord is aware that the ensuing Tenant has taken the items over - to take these items away for immediate destruction at the Tenant’s expense or to appropriate them to its own possession and thereafter, if so desired, to sell them and retain the proceeds of sale, all at the Landlord’s discretion. If the ensuing tenant has taken over the items, the Tenant must prepare a description, together with the ensuing tenant, of all items being taken over by the ensuing tenant. This description, initialled by the Tenant and the ensuing tenant, must be sent to the Landlord immediately after it is drawn up.

10.4 Unless otherwise agreed in writing between the Landlord and the Tenant, the Tenant will in no circumstances be entitled to leave behind any items in the leased property after the end of the Lease while awaiting a response to the question as to whether an ensuing tenant may wish to take over these items. If the Tenant fails to comply with this provision, the Landlord is entitled, at its own discretion, to have the items in question destroyed immediately, at the Tenant’s expense, or else to appropriate these items for its own use and, if so desired, to sell them and retain the proceeds of sale.

10.5 The leased property must be inspected by the parties jointly, in good time before the end of the Lease or the end of use. A report of this inspection will be prepared by the parties and will record the findings in relation to the condition of the leased property. This report will also record which work has yet to be done at the Tenant’s expense in relation to repairs apparently required in terms of the report and any maintenance required in hindsight, as well as the manner in which that work will have to be performed. The inspection and the drafting and signing of the inspection report will be effected either by the parties or by their appointed representatives. The parties will not be able to challenge the authority of such representatives after the event.

10.6 If, after having had a proper opportunity to do so, the Tenant does not cooperate in the inspection and/or the recording of the findings and arrangements in the inspection report, the Landlord is entitled to carry out the inspection without the Tenant’s attendance and to fix the terms of the report as binding on the parties. The Landlord will immediately give a copy of such a report to the Tenant.

10.7 The Tenant must carry out or arrange to have carried out the work which it must do or have done in terms of the inspection report within the time limit set in the report or such time limit as is agreed between the parties, all to the Landlord’s satisfaction. If the Tenant fails to comply with its obligations under the inspection report, in whole or in part, also after receiving a notice of default, the Landlord will be entitled to have the work carried out and to recover the costs involved from the Tenant.

10.8 The Tenant will be liable to pay a sum to the Landlord for the time taken up in repairing the leased property, counting from the day after the date on which the Lease ends, calculated with reference to the most recently applicable rental and payment for ancillary supplies and services, all without prejudice to the Landlord’s claim for payment of further damages and costs.

Damage and Liability

11.1 The Tenant must take appropriate and timely steps to prevent and confine any damage to the leased property, such as damage from electrical short circuit, fire, leakage, storm, frost or any other weather conditions, influx and escape of gases and liquids. The Tenant must inform the Landlord immediately if such damage, or an event such as specified in Article 11.6, occurs or threatens to occur.

11.2 If the Tenant is able to do so, the provisions of the preceding paragraph also apply to the building or complex of which the leased property forms a part.

11.3 The Tenant is liable to the Landlord for all damage and loss related to the leased property unless the Tenant proves that no blame can be attached to it, to individuals it allows into the leased property, its staff and those individuals for whom the Tenant is liable, or that no negligence can be attributed to any of them, all of this without prejudice to the provisions of Articles 13.1, 13.4, and 13.5 in relation to the Tenant’s maintenance, repair and renewal obligations.

11.4 The Tenant indemnifies the Landlord against all fines imposed on the Landlord because of the Tenant’s actions or negligence.

11.5 The Landlord is not responsible for the consequences of defects of which it was unaware and ought not to have been aware at the commencement of the Lease.

11.6 The Landlord is not liable for any damage inflicted on the Tenant’s person or goods and the Tenant has no right to have the rental reduced, to set-off or suspend any payment obligations, or to dissolve the Lease in the event of a reduction in the enjoyment of the tenancy because of defects, including such reduction as a result of patent or latent defects in the leased property or the building or complex of which the leased property forms a part, weather conditions, discontinuation of access to the leased property, vacant property in the vicinity, discontinuation of gas, water, electricity, heating, ventilation or air-conditioning supplies, failure of systems and equipment, influx and escape of gases or liquids, fire, explosion, or shortfall in the provision of services. Likewise the Landlord is not liable for damage to the persons or goods of third parties present in the leased property and the Tenant indemnifies the Landlord against all third party claims.

11.7 The Tenant is liable for damage resulting from alterations and additions introduced in the leased property by it or on its behalf. The Tenant indemnifies the Landlord against any third-party claims regarding damage caused by alterations and improvements made by the Tenant.

11.8 The Landlord is not liable for the Tenant’s commercial losses or for losses resulting from activities of other tenants, or from restriction on the use of the leased property caused by third parties, or for defects arising because the Tenant has not met its maintenance obligations.

11.9 The provisions of Articles 11.6 and 11.8 in relation to commercial losses do not apply in cases resulting from serious fault or gross negligence on the Landlord’s part in relation to the condition of the leased property or the building or complex of which the leased property forms a part. Likewise the provisions of Articles 11.6 and 11.8 in relation to commercial losses do not apply if the damage is caused by a defect in the leased property of which the Landlord was or ought to have been aware at the start of the Lease, unless it relates to defects of which the Tenant was aware or could have been aware by virtue of its inspection described in Article 4, in which case such a defect cannot be regarded as a defect between the parties.

Bank guarantee

12.1 As a guarantee for the proper compliance with its obligations under the Lease, the Tenant will provide the Landlord, when the Lease is signed, with a bank guarantee in a form of words specified by the Landlord, for the amount stated in the Lease, related to the Tenant’s payment obligations to the Landlord. This bank guarantee will also apply to any extension of the Lease, including any amendments thereto, and will continue for at least six months after the date on which the leased property is actually vacated by the Tenant and the Lease ends. The bank guarantee must furthermore be valid in relation to the Tenant’s legal successor(s).

12.2 The Tenant is not entitled to set off any payments against the bank guarantee.

12.3 In the event that the bank guarantee is called in, the Tenant will immediately arrange, on the Landlord’s first request, to have a new bank guarantee issued for the full amount required to comply with the provisions of Articles 12.1 and 12.4.

12.4 After any upward review of the rental or the (advance) payment for supplies and services and the current VAT, the Tenant must have a new bank guarantee issued immediately for an amount adjusted to the new payment obligations.

12.5 Prior to the start of each new rental period under an extension of the Lease, the Tenant must immediately arrange to have a new bank guarantee issued for an amount adjusted to the new payment obligations.

12.6 If the Tenant fails to comply with the obligations described in this Article, it forfeits an immediately payable fine of €250 to the Landlord for every calendar day on which the Tenant remains in breach, after the Tenant’s attention has been drawn to the breach by means of a registered letter.

Maintenance, repair and renewal, inspections and tests

13.1 The Landlord is responsible for the costs of maintenance, repair and renewal work to the leased property, as specified at Article 13.3 below. The Tenant is responsible for all other maintenance, repair and renewal work, including the costs of inspections and tests at the leased property. If the leased property forms part of a building or complex, the above-mentioned provisions also apply to the specified costs in relation to the building or complex of which the leased property forms a part, such as work on communal systems, spaces and other communal facilities.

13.2 Unless otherwise agreed between the parties, the work specified in Articles 13.3 and 13.4 will be carried out by or on the instructions of the party who is liable for that work. The parties will proceed to have such work carried out in good time.

13.3 The Landlord is responsible for the costs of:

a.              maintaining, repairing and renewing the structural parts of the leased property, such as foundations, columns, balconies, structural floors, roofs, flat roof sections, outer walls and structural facades;

b.              maintaining, repairing and renewing the stairs, stair treads, sewage pipes, drains, and external window frames. The provisions in Article 13.4(k) apply in full to sewage pipes;

c.               replacement of components and renewal of systems pertaining to the leased property; and

d.              external paintwork.

The work specified in (a) to (d) inclusive is the Landlord’s financial responsibility, unless the work can be regarded as minor repairs, including small-scale and daily maintenance in the legal sense or else work to items not introduced in on or about the leased property by or on behalf of the Landlord.

13.4 The Tenant is responsible for the following, in clarification or, as the case may be, in derogation from or supplementation to Article 13.1:

a.              external maintenance insofar as it can be shown to relate to routine repairs including minor and daily maintenance in the legal sense, and internal maintenance other than maintenance as specified in Article 13.3, all without prejudice to the following provisions;

b.             maintenance, repair and renewal of door and window furniture, glazing and glass doors, mirror, window and other frames;

c.               maintenance and repair of roller shutters, venetian blinds, canopies and other awnings;

d.              maintenance, repair and renewal of switches, power sockets, bell systems, light-bulbs, lighting (including fittings), batteries, floor-coverings, soft furnishings, internal paintwork, sinks, kitchen equipment and sanitary ware;

e.               maintenance, repair and renewal of pipe-work and valves for gas, water and electricity, fire, burglary and theft prevention measures, and everything pertaining thereto;

f.                maintenance, repair and renewal of boundary partitions, garden and ground, including pavements;

g.               regular and proper maintenance, together with regular testing and certification of all technical systems pertaining to the leased property, including the replacement of any small components. This work may only be carried out by contractors approved by the Landlord;

h.              all testing and inspection, whether prescribed by government or not and both regular and casual, as may reasonably be deemed necessary, in the areas of reliability and safety, and for checking good working order, of the systems (technical or otherwise) pertaining to the leased property or the leased property’ immoveable appurtenances; that testing and inspections will be carried out on the Tenant’s instructions; the costs involved are governed, as far as possible, by the provisions of Articles 16.3 to 16.8 below;

i.                  maintenance, repair and renewal of items introduced by or on behalf of the Tenant, regardless of whether or not this is done under a provisional estimate provided by the Landlord to the Tenant;

j.                 attention to cleaning the leased property and keeping them clean, both internally and externally, including keeping the windows, roller shutters, venetian blinds, canopies and other awnings, the outside window frames and facades of the leased property clean, and the removal of any graffiti left on the leased property;

k.              attention to installation of grease-traps, cleaning and unblocking traps, drains and all waste and sewage pipes as far as the municipal sewer for the leased property, scrubbing of sinks and cleaning out ventilation ducts.

13.5 The Tenant is liable for maintaining, repairing and renewing any alterations and additions introduced to the leased property by or on behalf of the Tenant.

13.6 If, having been given due notice, the Tenant neglects maintenance, repair or renewal work for which it is liable - or if, in the Landlord’s opinion this work has been carried out improperly or poorly - the Landlord is entitled to have the works of maintenance, repair or renewal deemed to be necessary carried out for the Tenant’s account and risk.

If the work which should have been done at the Tenant’s expense cannot be postponed, the Landlord is entitled to carry out that work or have it carried out immediately, at the Tenant’s expense.

13.7 The Landlord will consult with the Tenant, in advance, in relation to works of maintenance, repair and renewal which are the Landlord’s liability, as regards the manner in which they should be carried out, insofar as possible with the Tenant’s interests in mind. If the Tenant asks for these works to be carried out outside normal working hours, the Tenant will be liable for any extra costs involved.

13.8 The Tenant is responsible for the proper and skilful use of the technical systems in the leased property. The Tenant is likewise responsible for any maintenance of those systems carried out by it or at its instructions. The fact that the maintenance is carried out by a business approved by the Landlord will not absolve the Tenant from this responsibility.

13.9 The Tenant will notify the Landlord straight away, in writing, of any faults in the leased property. In that notification, the Tenant will give the Landlord a reasonable time - not less than six weeks, except in the case of a calamity — to commence the rectification of any fault which is the Landlord’s financial responsibility.

13.10 If the Landlord and the Tenant agree that the maintenance, repair and renewal work in, on or about the leased property or the building or the complex of which the leased property forms a part, as specified in Articles 13.1, 13.4 and 13.5, which is the Tenant’s responsibility, will be carried out on the Landlord’s instructions rather than the Tenant’s, the associated costs will be passed on by the Landlord to the Tenant. In some cases the Landlord will conclude maintenance contracts for this work.

Adjustments by or on behalf of the Landlord

14.1 The Landlord is permitted to carry out, or have carried out, work or inspections in, on or about the leased property or the building or complex of which the leased property forms a part or the adjacent premises in the context of maintenance, repair and renewal. This includes the introduction of extra facilities and alterations or work required in connection with environmental or other requirements or measures imposed by the government or other competent authorities.

14.2 If the Landlord wishes to proceed with renovation of the leased property, it will present a proposal for such renovations to the Tenant. A proposal for renovations will be considered reasonable if it is approved by at least 51% of the tenants whose leased property is affected by the renovations and if such tenants rent at least 70% of the rentable floor area in m2, including vacant property, of the building or complex of which the leased property forms a part affected by the proposed renovations. For the calculation of the percentage, the Landlord is regarded as the tenant of any unlet but rentable floor area in m2.

14.3 Renovation is deemed to include (partial) demolition, replacement (new building), additions and alterations to the leased property or the building or complex of which the leased property forms a part.

14.4 The provisions of Section 7:220(1), (2) and (3) of the Civil Code do not apply. Renovation and maintenance work to the leased property or the building or complex of which the leased property forms a part do not constitute a defect as far as the Tenant is concerned. The Tenant will permit maintenance and renovations works to the leased property or the building or complex of which the leased property forms a part and give the Landlord the opportunity to carry out such works, without any right to reduction of the rental or any other payment obligation, partial or complete dissolution of the Lease and/or compensation.

14.5 In relation to those parts of the leased property of which the Tenant does not enjoy exclusive rights of use, such as communal spaces, lifts, escalators, stairs, stairwells, passages, access points, and/or other immoveable appurtenances, the Landlord will be entitled to alter the fittings and finishings thereof and to move, replace or eliminate these parts of the leased property.

Landlord’s access rights

15.1 If the Landlord wishes to have a valuation of the leased property carried out or wishes to proceed with having work carried out in, on or to the leased property, the Tenant must give access to the Landlord or those applying to the Tenant on the Landlord’s behalf, and make facilities available for the work to be carried out.

15.2 In order to carry out the tasks described in Article 15.1, the Landlord and all individuals appointed by it are entitled to enter the leased property, after consultation with the Tenant, during shop opening times on working days. In cases of emergency, the Landlord will be entitled to enter the leased property even without consultation and/or outside the foresaid times.

15.3 In the event of any proposed lease, sale or auction of the leased property, and during the final year before the end of the Lease, the Tenant must, on having received prior notification by or on behalf of the Landlord, provide the opportunity, without any payment, for viewings of the leased property during at least two working days per week. The Tenant will allow the usual “To Let “ or “For Sale” signs or posters to be erected on or about the leased property.

Costs of supplies and services

16.1 In addition to the rental, the Tenant is liable for the costs of supply, transportation, metering and usage of water and energy for the leased property, including the costs of entering into the relevant contracts and meter rental, and any penalties or fines imposed by the utility companies. The Tenant will conclude the contracts for supply with the relevant organisations, unless the leased property has no separate connection and/or the Landlord arranges this as part of the supplies and services provided under the Lease.

16.2 If the parties have not contracted for any ancillary supplies and services, the Tenant will arrange for these at its own cost and risk, to the Landlord’s satisfaction. In such cases the Tenant will conclude service contracts, as approved by the Landlord, in relation to the systems within the leased property.

16.3 If the parties have agreed that ancillary supplies and services will be provided by or on behalf of the Landlord, the Landlord will establish the payment due by the Tenant on the basis of the costs incurred in providing these supplies and services together with the relevant administrative cost element.

Insofar as the leased property forms part of a building or complex and the supplies and services also relate to other parts thereof, the Landlord will determine the proportion of the costs reasonably due by the Tenant for those supplies and services. The Landlord is not required to take account of the fact that the Tenant may not use one or more of those supplies and services. If one or more parts of the building or complex is/are not in use, the Landlord will ensure, when fixing the Tenant’s share, that it is not higher than it would have been if the whole of the building or complex had then been in use.

16.4 The Landlord will send the Tenant a detailed statement for each year in relation to the costs of the supplies and services, with information on how these were calculated and, insofar as applicable, the Tenant’s share of those costs.

16.5 A statement will be sent after the end of the Lease for the period not yet accounted for. This final statement will be sent not later than 14 months after the previous statement was sent. Neither the Landlord nor the Tenant will be allowed to make any premature claims for set-off.

16.6 If it is apparent from the statement for a period in question, and taking advance payments into account, that the Tenant has paid too little or that the Landlord has received too much, there will be an additional payment or a repayment within one month after the statement is sent. A challenge to the accuracy of the statement will not result in any suspension of this payment obligation.

16.7 The Landlord is entitled, after due consultation with the Tenant, to alter the nature and scope of the supplies and services or to omit them.

16.8 The Landlord will be entitled to adjust the advance payment due by the Tenant for supplies and services on an interim basis in relation to the anticipated costs, also in the case referred to in Article 16.7.

16.9 If the supply of gas, electricity, heat and/or (hot) water is included in the supplies and services, the Landlord is entitled, after due consultation with the Tenant, to adjust the method of ascertaining the usage and the Tenant’s share of the costs of usage.

16.10 If the usage of gas, electricity, heat and/or (hot) water is ascertained by reference to metering equipment and if any dispute arises regarding the Tenant’s share of the usage costs because of non-functioning or incorrect functioning of those meters, that share will be established by a company, to be consulted by the Landlord, specialising in the measuring and establishment of gas, electricity, heat and/or (hot) water consumption. This will also apply in the case of damage, destruction or fraud in relation to the meters, without prejudice to the Landlord’s other rights in such cases in relation to the Tenant, such as the right to repair or renewal of those meters and payment of any losses sustained.

16.11 Except in the case of gross negligence or serious fault, the Landlord is not liable for any losses resulting from the non-functioning or the improper supply of the aforementioned provisions and services. Likewise the Tenant will not, in such cases, have any claim for a reduction in rental and/or set-off against any payment obligation.

Costs, default

17.1 In all cases in which the Landlord issues a summons, notice of default or bailiff’s notification to the Tenant, or where proceedings are taken against the Tenant for compliance with its lease obligations or vacation of the premises, the Tenant must pay the Landlord all the costs incurred, both judicial and extra-judicial, except when there is a final court order against the Landlord for payment of procedural costs.

The costs incurred are set in advance between the parties at a level no lower than the normal rate charged by bailiffs.

17.2 The Tenant is in default on the mere expiry of a payment period.

Payments

18.1 Payment of the rental and all further charges arising in terms of this Lease must be made in Dutch legal tender not later than on the due date — without deduction, discount, retention or set-off against any claim the Tenant has or believes it has against the Landlord — by payment or transfer to a bank account indicated by the Landlord. This is without prejudice to the Tenant’s right to remedy any defects itself and to deduct the reasonable costs thereof from the rental if the Landlord is in default in remedying those defects. The Landlord is free, by means of written intimation to the Tenant, to amend the place or method of payment. The Landlord is entitled to decide which of any outstanding claims under the Lease will be reduced by any payment received from the Tenant, unless the Tenant specifically indicates otherwise when it makes the payment. In this last case, the provisions of Section 6:50 of the Civil Code do not apply.

18.2 On every occasion when an amount due by the Tenant under this Lease is not paid promptly to the Landlord, there will, by operation of law, be an immediately payable penalty due by the Tenant to the Landlord, of 2% of the amount due per calendar month (with each part of a month counting as a full month) subject to a minimum of €300 per month, from the date when the amount fell due.

Taxes, burdens, duties, premiums

Turnover Tax

19.1 If it is agreed that Turnover Tax will be charged on the rental, the Tenant and the Landlord explicitly declare that it was assumed when determining the rental that the Tenant would use or cause the use of the leased property continuously for at least the minimum percentage of time set or to be set in order to qualify for entitlement to deduction of Turnover Tax, in such a way that it is possible to opt for lease subject to Turnover Tax.

19.2 The Landlord and the Tenant will avail themselves of the opportunity to waive the service of a joint option request, under Information Note 45, Order of 24 March 1999, no. VB 99/571, for a rental chargeable to Turnover Tax and to mere draw up a declaration, completed and signed by the Tenant, which declaration will form an integral part of the present Lease.

19.3a If the Tenant is not or is no longer using the leased property or causing it to be used for performances entitling it to deduction of Turnover Tax and the exception from the exemption to deduct Turnover Tax from the rental thereby comes to an end, the Tenant will no longer owe Turnover Tax on the rental to the Landlord or its legal successor(s) but will be liable, from the date on which such termination becomes effective, to make a separate payment to the Landlord or its legal successor(s) in addition to the rental, instead of Turnover Tax, which will compensate the Landlord in full for:

I.                the Turnover Tax on operating costs of and investment in the leased property which is not or no longer deductible by the Landlord or its legal successor(s) as a result of the termination of the option;

II.           the Turnover Tax which the Landlord or its legal successor(s) will have to pay to the tax authorities by way of re-calculation as specified in Section 15(4) of the Turnover Tax Act 1968 or review as specified in Sections 11 to 13, inclusive, of the Turnover Tax Implementation Order 1968, all as a result of the termination of the option; and

III.      all other losses incurred by the Landlord or its legal successor(s) as a result of termination of the option.

19.3b The financial losses incurred by the Landlord or its legal successor(s) as a result of the termination of the option will be paid by the Tenant to the Landlord or its lawful successor(s) each time along with the regular payments of the rental and will, with the exception of losses specified in Article 19.3a(I), be spread over the remaining duration of the current Lease by means of an annuity if possible, but will be immediately payable in full, in one lump sum, if the Lease is terminated in the meantime for any reason whatever.

19.4 The provisions in Article 19.3a(II) will not apply if, when the present Lease is concluded, the review period for deductions from Turnover Tax in relation to the leased property has expired.

19.5 If a situation such as that contemplated in Article 19.3a occurs, the Landlord or its legal successor(s) will inform the Tenant how much has to be paid by the Landlord or its legal successor(s) to the tax authorities and detail the other losses as specified in Article 19.3a(III). The Landlord or its legal successor(s) will cooperate if the Tenant wishes to have the return submitted by the Landlord or its legal successor(s) checked by an independent chartered accountant. The costs involved are payable by the Tenant.

19.6 If in any financial year the leased property is not used sufficiently for the purposes stated in Article 19.1, the Tenant will advise the Landlord or its legal successor(s) accordingly, within four weeks after the end of the financial year in question, by means of a signed tenant’s declaration. The Tenant will send a copy of this declaration to the Turnover Tax Inspector within the same period.

19.7 If the Tenant fails to comply with the obligation to notify stated in Article 19.6, and/or the obligation to use the leased property, stated in Article 19.9, or if it later becomes apparent that the Tenant proceeded on the basis of any incorrect assumption and the Landlord or its legal successor(s) was/were therefore wrong to charge Turnover Tax on the rental, then the Tenant will be in default and the Landlord or its legal successor(s) will be entitled to recover any resulting financial loss form the Tenant. That loss is the full amount of the Turnover Tax due by the Landlord or its legal successor(s) to the tax authorities, together with interest, any surcharges and further costs and damages. The terms of this paragraph make provision for a compensation scheme in the event that the option is terminated with retrospective effect, in addition to the regulations under Article 19.3a. The extra losses suffered by the Landlord or its legal successor(s) as a result of retrospective impact are payable by the Tenant immediately, in full and in one lump sum. The Landlord or its legal successor(s) will cooperate if the Tenant wishes to have the statement in relation to these extra losses of the Landlord or its legal successor(s) checked by an independent chartered accountant. The costs involved are payable by the Tenant.

19.8 The provisions of Articles 19.3a, 19.3b, 19.5 and 19.7 also apply if the Landlord or its legal successor(s) is/are not confronted with losses until after the termination (premature or other) of the lease due to the termination of the option that applies to the parties, which losses are then payable to the Landlord or its legal successor(s) immediately, in full and as one lump sum.

19.9 Without prejudice to the other relevant provisions of this Lease, the Tenant will, in every case to which the option right applies, use the leased property or cause it to be used before the end of the financial year following the financial year in which the Tenant takes on the Lease of the leased property.

Other taxes, burdens, levies, premiums, etc.

20.1 The Tenant will pay the following, also if the assessments are sent to the Landlord:

a.              the real estate tax in relation to the actual usage of the leased property and the actual shared use of service spaces, general spaces and communal spaces;

b.              environmental levies, including surface water pollution duty, waste water drainage contribution and every other contribution under the heading of environmental protection;

c.               betterment levy, or any substitute taxes or levies, in whole or for a proportionate share, if and to the extent that the Tenant benefits from whatever gives rise to the assessment or levy;

d.              sewerage charges;

e.               other existing or future taxes, including taxes charged for provisions in public areas as well as flag and advertising taxes, municipal land encroachment taxes, burdens, levies and duties:

•                 in relation to the actual usage of the leased property;

•                 in relation to goods of the Tenant;

•                 that would not have been charged, or not charged to such an extent, if the leased property had not been used by the Tenant.

20.2 If any burdens, duties or taxes due by the Tenant are collected from the Landlord, they will be repaid by the Tenant to the Landlord at the Landlord’s first request.

20.3 If a higher than normal fire-insurance premium is charged to the Landlord or other tenants in the building or complex, in relation to the leased property or the building or complex of which the leased property forms a part, for structures, stock or contents, because of the nature or characteristics of the trade or profession carried out by the Tenant, the Tenant will pay the amount in excess of the normal premium to the Landlord or those other tenants. The Landlord and the other tenants are free to choose their insurance companies, to decide on the insurable values and to assess the reasonableness of the premium charged.

“Normal premium” means the premium which the Landlord or Tenant could stipulate at a reputable insurer for covering the leased property, stock and contents against risk of fire at the time directly preceding the conclusion of this Lease, without taking into account the nature or characteristics of the trade or profession to be carried on by the Tenant in the leased property, together with — for the duration of the Lease — any adjustment of that premium not resulting from any change in the nature or extent of the insured risk.

Joint and several liability

21.1 If more than one natural person or legal entity are contractually bound as the Tenant, they are jointly and severally liable to the Landlord for all of the obligations arising under the Lease. Postponement of payment or remission on the Landlord’s part to one of the Tenants, or an offer to do so, will relate only to that Tenant.

21.2 The obligations under the Lease are joint and several, also in respect of heirs and legal successors of the Tenant.

Non-availability at the agreed time

22.1 If the leased property is not available on the agreed date of commencement of the Lease because it has not been completed in time, the previous occupant has not vacated it in time or the Landlord has not obtained the requisite government permits, the Tenant does not owe any rental or any payment for ancillary supplies and services until the date at which the leased property is made available to it, and its other obligations and the contractually agreed dates will be moved forwards by a corresponding period. The rental indexation date will remain unaltered.

22.2 The Landlord is not liable for any losses incurred by the Tenant because of any such delays, except in the event of unless serious fault or gross negligence on the Landlord’s part.

22.3 The Tenant cannot claim dissolution unless the delayed handover is due to serious fault or gross negligence on the Landlord’s part and such delay means that the Tenant cannot reasonably be required to perform the Lease without any changes being made.

Data Protection Act

23. If the Tenant is a natural person, it gives the Landlord and the Property Manager permission by entering into and signing this Lease to record and process his or her personal details in a database.

Elected address for service

24.1 From the date of commencement of the Lease, all notifications by the Landlord to the Tenant related to the performance of the Lease will be sent to the address of the leased property.

24.2 If the Tenant no longer actually conducts its business in the leased property, it undertakes immediately to notify the Landlord accordingly in writing, at the same time confirming the Tenant’s new address for service.

24.3 If the Tenant leaves the leased property without providing details of a new address for service to the Landlord, the address of the leased property will continue to serve as the Tenant’s address for service.

Complaints

25. The Tenant must lodge any complaints and requests in writing. This may be done orally in urgent cases. In such cases the Tenant must confirm the complaint or request as soon as possible in writing.

Property Manager

26. If a property manager has been or is appointed by the Landlord, the Tenant will consult with the property manager on all matters related to the Lease.

Final provisions

27. If part of the lease or these General Provisions is void or voidable, that will not affect the validity of the remaining provisions of the lease or these General Provisions. In that case, in accordance with the provisions of Section 3:42 of the Civil Code, the parties are deemed to have made the agreements that they would have made if they had been aware of the nullity or voidability.

AMC	AMC Environmental	Number: 40/30	Page 1 of 3
Arbodienst	Clauses	Revision: 06	Date of commencement:
		Owner: Environmental Programme Manager	31 August 2012

The following provisions apply to leases with Tenants on the AMC grounds.

Permits

Article 1.1

The Tenant or third parties designated by it are required in performing their activities to strictly comply with the environmental permits, discharge provisions, user permits and other applicable permits, exemptions and decisions imposed on the Landlord by the authorities, as well as all other applicable environmental regulations.

The Landlord must give the Tenant access to the aforesaid information and documents and must inform the Tenant in a timely manner of any changes. The Tenant declares that it has taken note of the rules and regulations referred to here. The Landlord principally maintains all contacts with the competent authorities regarding the aforesaid regulations and acts as an intermediary between the Tenant and the competent authorities. The Tenant declares that it will provide the Landlord with all the information that the Landlord requires in order to properly perform its tasks in respect of the permits.

Article 1.2

As soon as it comes to the Tenant’s attention that its current or proposed business or other activities may reasonably have consequences for the regulations referred to in Article 1.1 of these AMC Environmental Clauses, the Tenant must immediately inform the Landlord accordingly. The Tenant is required to present any proposed changes in its business and other activities to the Landlord for its acceptance beforehand within a reasonable period, so that the Landlord has the opportunity to assess the (proposed) activities on the basis of the applicable regulations. The proposed changes in the operations may not be made until the Landlord has given its written consent. If and insofar as the Tenant and the Landlord have reached agreement on a change to the business activity in question, the Tenant is required to arrange for the change in question to the business activities for the supply of completed applications for those permits or exemptions. The Tenant warrants towards the Landlord the correctness of the information provided. The Landlord will then apply for the necessary permits on behalf of the Tenant with the competent authorities. The withholding or withdrawal of such permits, however, will not be reason for any further action or damages for the Landlord. The Tenant at all times remains liable for damage that has arisen or may arise as a result of failure to perform its obligations as referred to in Article 1.1 of these AMC Environmental Clauses. Damage also includes fines, penalties and other sanctions under public law imposed by the authorities. The Tenant includes employees of the Tenants and persons or companies engaged by the Tenant in its activities.

Article 1.3

The Tenant is not permitted to gain or give access to the service areas and plant rooms, the roofs, flat roofs and gutters, and the spaces and parts of the leased property or of the building or complex of which the leased property forms a part that are not intended for general use, or to gain access to areas that do not form part of the leased property under the lease, without the Landlord’s prior written consent, except for public areas or unless it is necessary to gain access in the context of obligations imposed under this Lease.

Article 1.4

The Landlord may at any time gain access to the leased property, after prior consultation with the Tenant, to perform inspections, investigations or monitoring activities in the context of the internal monitoring of compliance with environmental legislation and regulations referred to in Article 1.1.

Tenant’s initials	Landlord’s initials

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AMC Environmental Management System

Article 2.1

All activities that the Tenant performs or causes to be performed in the leased property or in the building or complex of which the leased property forms a part are governed by the rules recorded in the AMC Environmental Management System (MMS AMC).

Article 2.2

The Tenant undertakes to follow the instructions and guidelines of the AMC Environmental Programme Manager appointed by the AMC, or acting on its behalf, in the context of the MMS AMC, and furthermore to do anything that the aforesaid considers desirable or necessary in order to comply with and maintaining the permits of the AMC referred to in Article 1.1

Article 2.3

The Tenant must appoint a Local Environmental Coordinator for its activities in the context of the MMS AMC and must inform the AMC Environmental Programme Manager of the name of that person as its contact.

Article 2.4	The Tenant’s Local Environmental Coordinator must take part in the AMC meetings for Local Environmental Coordinators, knows as the Local Environmental Coordinators Meeting.

Costs of Environmental Management System

Article 3.1

The Tenant will contribute to the general costs of compliance with and maintenance of the permits; that contribution from the Tenant is set for 2007 at a total of €1,650 (in words: one thousand six hundred and fifty euros), excluding VAT, per calendar year. That amount will be indexed each year on 1 January in accordance with the General Provisions for Lease etc.

Hazardous waste and other substances

Article 4.1

The Tenant is required to comply with the applicable regulations, as referred to in Article 1.1, that apply to the AMC regarding the removal and presentation of industrial residues and hazardous waste.

Article 4.2

The Tenant is required to strictly comply with the instructions given by the Landlord in the context of compliance with those regulations. If the Tenant fails to perform or to fully perform those obligations, it is liable for any resulting financial, criminal and possibly other consequences.

Article 4.3

The removal of industrial residues and hazardous waste will be performed at the Tenant’s expense by the Landlord or by third parties appointed by the Landlord and in accordance with the rules recorded in the MMS AMC.

Article 4.4

The Tenant is not permitted to have any environmentally hazardous substances in, on, to or in the direct vicinity of the leased property, including odorous substances, substances that present a fire hazard or flammable substances, unless they form part of the normal professional or business practice and are in keeping with the designated use of the leased property and are permitted on the grounds of applicable permits and regulations.

Fines and loss

Article 5.1

The Tenant indemnifies the Landlord against any fines, penalties and other sanctions and measures under public law imposed on the Landlord by the competent authorities due to actions or omissions of the Tenant, the persons appointed by the Tenant or visitors of the Tenant.

Article 5.2

The Tenant must take out insurance to the extent possible against any risks as a result of which the leased property may be damaged, the resulting consequence of loss, and any loss that may arise due to actions of the Tenant as a result of which the Landlord may incur loss in its turn. On request, the Tenant will provide the AMC with proof of insurance cover.

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Article 5.3

The Tenant is liable for all loss resulting from failure to comply with the applicable regulations referred to in Article 1.1, 1.2, 1.3 and 1.4 of these AMC Environmental Clauses, and the description in the MMS AMC. Los also includes fines, penalties and other sanctions under public law. If the Tenant imputably violates those regulations or fails to comply with sanction provisions imposed by the competent authorities, the Landlord is free to dissolve the lease.

Article 5.4

The Tenant must reimburse to the Landlord the loss and the fines imposed as a result of failure to comply with the regulations referred to in Articles 1.1, 1.2, 1.3, 1.4, 2.1, 2.2, 2.3 and 2.4 of these AMC Environmental Clauses, as well as the loss of income resulting from premature termination of the lease as referred to in Article 5.3. That loss in any event includes the rent, the fee for additional supplies and services, the VAT and the other amounts due, the costs of reletting and all costs of measures taken by the Landlord both in and out of court, including the costs of legal assistance related to a circumstance as referred to in Articles 1.1, 1.2, 1.3, 1.4, 2.1, 2.2, 2.3 and 2.4 of these ANC Environmental Clauses, and the costs resulting from activities of licensing authorities or enforcing authorities, or costs arising from sanctions under public law or criminal law.

Article 5.5	Minor day-to-day work and repairs (including work on goods not installed by the Landlord) are payable by the Tenant.

Article 5.6

If several natural persons or legal entities have committed themselves as Tenant, they are always jointly and severally liable towards the Landlord for all the obligations arising from the lease. This also applies to the liability for fines, penalties and sanctions under administrative or criminal law. Postponement of payment or remission given by the Landlord to one of the Tenants, or an offer to that effect, applies to that Tenant only.

Other provisions

Article 6.1

The Landlord reserves the right to have the rights and obligations arising from these clauses performed on behalf of the AMC by a property company and/or service company on a date yet to be determined. That transfer will not affect the parties’ rights and obligations recorded in or arising from this agreement.

Article 6.2	The Landlord has the right to include employees of the Tenant or third parties who are present in or work in the leased property on behalf of the Tenant in a personal data registration system.

Article 6.3

As soon as the Tenant can reasonably have knowledge of the fact that its current or proposed business or other activities and affairs may be related to the clauses, the Tenant must contact the officer(s) appointed by the Landlord. In the context of permit regulations referred to in e.g. Article 1.1, the Tenant must first contact the AMC’s Environmental Programme Manager before contacting the Competent Authority.

Article 6.4	The Landlord is free to update these provisions in consultation with the Tenant on the basis of applicable legislation or new insights.

Article 6.5

This document and the General Provisions for Lease set out the rules that apply to the lease of space of the AMC and to the purchase of environmental services from the Landlord. This document forms an integral part of the lease entered into with the Tenant.

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